                                                                    EXHIBIT 1.16


                            STOCKHOLDERS' AGREEMENT


         This Stockholders' Agreement ("Agreement") dated as of May 6, 1997 is by and among Edward J. Munden, Ronald I. Benn, Bruce I. Benn, Robert P. Lindsay (each, a "Management Stockholder" and collectively, the "Management Stockholders"), EIBOC Investments Ltd., a corporation organized under the laws of Barbados ("EIBOC"), Queen Sand Resources, Inc., a Delaware corporation (the "Company"), and Joint Energy Development Investments Limited Partnership, a Delaware limited partnership ("JEDI"). Initially capitalized terms used but not otherwise defined herein have the meanings ascribed to such terms in the Securities Purchase Agreement dated as of March 27, 1997 between the Company and JEDI (the "Purchase Agreement").

         WHEREAS, JEDI and the Company have entered into the Purchase Agreement pursuant to which JEDI will purchase certain securities of the Company; and

         WHEREAS, EIBOC is the legal owner of 6,600,000 shares of Common Stock which are represented by certificate no. 3949 (the "Shares"); and

         WHEREAS, the execution and delivery of this Agreement by the parties hereto is a condition to the obligations of JEDI and the Company to consummate the transactions contemplated by the Purchase Agreement.

         NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

         1.      RESTRICTIONS ON TRANSFERS OF SHARES.


                 (a)     No Stockholder shall, without the prior
                         written consent of JEDI, Transfer any of the Shares or any interest therein except as specifically permitted by Section 1(b) or (c) of this Agreement. For purposes of this Agreement, the term "Stockholder" means EIBOC, the Management Stockholder and any Person who is required by the terms of this Agreement to execute an Adoption Agreement, as described in the following sentence and the term "Transfer" means any direct or indirect sale, assignment, donation, transfer, devise, pledge, hypothecation, encumbrance or other disposition of any shares or any interest
                         therein.   Any Person who is required by the terms of
                         this Agreement to become a party to this Agreement shall do so by executing an Adoption Agreement in the form attached as Exhibit A or in any other form satisfactory to the Company and JEDI, whereupon such person or entity shall be deemed a "Stockholder" and shall have all of the rights and obligations of a Stockholder under this Agreement and the Shares or any interest therein held by any such Person shall be subject to the provisions hereof.

                 (b) Notwithstanding the restrictions contained in paragraph (a) of this Section 1, after October 1, 1997
                         (i) any Stockholder may Transfer Shares, provided that the number of Shares to be Transferred together with the number of all Shares Transferred by all Stockholders during the preceding twelve months does not exceed the lesser of (x) four percent of the shares of Common Stock outstanding as shown by the most recent report or statement published by the Company and filed with the Commission, (y) four times the average weekly reported volume of trading, excluding any trades made by Stockholders, in Common Stock on all national securities exchanges and/or reported through the automated quotation system of a registered securities association during the four calendar weeks preceding the date of Transfer and (z) four times the average weekly volume of trading, excluding any trades made by Stockholders, in Common Stock reported through the consolidated transaction reporting system, contemplated by Rule 11Aa3-1 under the Exchange Act during the four-week period specified in clause (y) of this paragraph (b); and (ii) Stockholders may Transfer Shares in a registered underwritten public offering of Common Stock; provided, however, that no Stockholder may transfer Shares pursuant to this paragraph (b) if after such transfer the Management Stockholders would beneficially own less than 4,950,000 Shares in the aggregate, subject (1) to a proportionate adjustment in the event of a stock split, reverse stock split, combination of shares, stock dividend or distribution or other similar change in the outstanding shares of Common Stock and (2) reduction by the number of Shares Transferred in accordance with paragraph (d) of this
                         Section 1 to the estate of a deceased Management Stockholder or to a Disabled Management Stockholder. As used herein, the term "beneficial owner" shall have the meaning set forth in paragraph (a)(2) of Rule 16a-1 under the Exchange Act.

                 (c) Nothing in this Section 1: (i) shall prevent any Stockholder from (x) voting their Shares or other Voting Securities in any vote of stockholders of the Company on a merger or consolidation of the Company with or into any other Person, (y) Transferring their Shares in exchange for consideration payable in respect of such Shares in connection with a merger or consolidation of the Company with or into any other Person or (z) Transferring their Shares pursuant to a tender or exchange offer that the Board of Directors of the Company endorses or does not oppose, (ii) shall prevent EIBOC from Transferring Shares to the Management Stockholders in proportion to their percentage beneficial interests in the EIBOC Shares,
                         (iii) shall prevent a Management Stockholder from Transferring Shares to his Family Group; provided, that no Transfer may be made to a Management Stockholder's Family Group until the transferee has executed an Adoption Agreement agreeing in be bound by the terms of this Agreement. "Family Group" means, with respect to a Management Stockholder, (x) the spouse of the Management Stockholder, (y) any entity of which the Management Stockholder or his spouse legally and beneficially owns 100% of the equity interests, provided such interests are not transferrable and provided further that concurrently with such Transfer, such entity agrees in writing with JEDI that it will not issue any equity interest to any Person other than the Management Stockholder and his spouse, or (z) any trust solely for the benefit of the

                         Management Stockholder, the Management Stockholder's spouse, and/or their respective ancestors and/or descendants, including any descendants by adoption; provided, however, that the trustee or trustees (including any substitute or replacement trustee or trustees) shall have been approved by JEDI, which approval may not be unreasonably withheld, or (iv) shall prevent EIBOC from transferring or otherwise allocating any Shares to Robert P. Lindsay.

                 (d) Notwithstanding the restrictions contained in paragraph (a) or (b) of this Section 1, upon the death or Disability of a Management Stockholder, EIBOC may Transfer Shares to the estate of the Management Stockholder or a Disabled Management Stockholder, or the Disabled Management Stockholder's personal representative, in proportion to his percentage beneficial interest in the Shares owned by EIBOC. "Disability" shall exist, and a Management Stockholder shall be "Disabled," if such Management Stockholder becomes incapacitated by accident, sickness or other circumstance which renders him mentally or physically incapable of, or would have been incapable of, had he been an employee of the Company at the time he became disabled, performing the duties and services required of the Management Stockholder under the Employment Agreement between the Company and such Management Stockholder for a period of 120 consecutive days, or if, in any 12-month period, for a period of 180 days, regardless of whether or not such days are consecutive, as determined in good faith by the Company's Board of Directors.

         2.      RESTRICTIONS ON TRANSFER BY JEDI.


                 (a) JEDI agrees that until the second anniversary of the date of this Agreement and except pursuant to its registration rights contained in the Registration Rights Agreement, it will not Transfer any shares of Common Stock or other securities that are convertible into or exchangeable or exercisable for Common Stock ("Common Stock Equivalents") to any Person that is not an Affiliate of JEDI except in blocks of at least 600,000 shares of Common Stock or blocks of Common Stock Equivalents that are convertible into or exchangeable or exercisable for at least 600,000 shares of Common Stock.

                 (b)     JEDI agrees that, until the second
                         anniversary of the date of this Agreement and except pursuant to its registration rights contained in the Registration Rights Agreement, it will not Transfer any shares of Common Stock or Common Stock Equivalents to any Person that is not an Affiliate of JEDI without first providing the Company and the Management Stockholders the right to purchase the shares to be Transferred in accordance with the following provisions:

                         (i) If JEDI desires to Transfer shares of Common Stock or Common Stock Equivalents to a Person that is not an Affiliate of JEDI, JEDI shall deliver to the Company and, provided the Management Stockholders beneficially own more than
              10% of the voting power of all the voting power of all    the
              outstanding Voting

                 Securities of the Company, to each of the Management Stockholders a written notice (a "Transfer Notice"), which shall specify the proposed transferee, the number of shares of Common Stock or Common Stock Equivalents to be Transferred (the "Subject Shares"), the proposed consideration to be paid therefor (the "Proposed Sale Price"), and other material terms of the proposed Transfer, and which notice shall include a copy of any agreement with respect to the proposed Transfer.

                                  (i)              The Company shall have the
                 right, for a period of thirty days following its receipt of a Transfer Notice to elect to acquire all, but not less than all, of the Shares specified in the Transfer Notice at a cash price equal to the Proposed Sale Price or, at the Company's election if the Proposed Sale Price consists of noncash consideration, for substantially identical consideration The Company may exercise the foregoing right by delivering to JEDI, within thirty days after receipt of the Transfer Notice, written notice (an "Acceptance Notice") of its intention to purchase the Subject Shares. The closing of any acquisition of Subject Shares by the Company shall be consummated within five Business Days following delivery of the Acceptance Notice, at the principal offices of JEDI (unless otherwise mutually agreed), at which time the purchase price (in the form of a wire transfer to an account designated by JEDI or, if other than cash, in a form reasonably acceptable to JEDI) shall be delivered to JEDI or its representative and JEDI shall deliver to the Company certificates representing the Subject Shares, duly endorsed for transfer or accompanied by duly executed stock powers.


                                  (ii) If the Company elects not to acquire the Subject Shares, so long as the Management Stockholders beneficially own, in the aggregate, Capital Stock of the Company representing more than 10% of the voting power of all the outstanding Voting Securities of the Company, the Management Stockholders shall have the right to acquire all, but not less than all, of the Subject Shares on the same terms as the Company could acquire the Subject Shares, as provided in paragraph (b), by delivering an Acceptance Notice, signed by each Management Stockholder and specifying the number of Subject Shares to be purchased by each Management Stockholder, to JEDI within thirty days following receipt by the Company of a Transfer Notice. The right to purchase Subject Shares shall be allocated among the Management Stockholders in a manner determined by the Management Stockholders.


                                  (iii)            If neither the Company nor
                 the Management Stockholders deliver an Acceptance Notice within thirty days after delivery of the Transfer Notice or complete the purchase of the Subject Shares within five Business Days of delivery of the Acceptance Notice, JEDI shall be free to consummate the proposed Transfer on the terms set forth in the Transfer Notice, provided the proposed Transfer of the Subject Shares on the terms set forth in the Transfer Notice is consummated within 90 days after the date of receipt of the Transfer Notice.

                 3.     REPRESENTATIONS OF MANAGEMENT STOCKHOLDERS.  Edward
J. Munden, Bruce I. Benn and Ronald I. Benn jointly and severally represent to JEDI that EIBOC is the sole legal owner of the Shares.


                 4. REPRESENTATIONS, WARRANTIES AND COVENANTS OF EIBOC. EIBOC hereby represents, warrants and agrees with JEDI as follows:

                (a) EIBOC is a corporation duly organized, validly existing and in good standing under the laws of Barbados. EIBOC (i) has conducted no business since its formation other than ownership of the Shares, (ii) owns the Shares free and clear of all Liens, and (iii) has all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement.

                (b) This Agreement has been duly executed on behalf of EIBOC and constitutes the legal, valid and binding obligation of EIBOC, enforceable against it in accordance with its terms.

                (c) ATC is the sole holder of Capital Stock of EIBOC and managing director of EIBOC, with sole power and authority to act on its behalf.

               (d) The authorized Capital Stock of EIBOC consists of an unlimited number of shares, 120 of which are outstanding and represented by certificate no. 1, registered in the name of ATC. There are no outstanding securities convertible into or exchangeable for any shares of Capital Stock of EIBOC or any contract, commitment, agreement, understanding or arrangement of any kind to which EIBOC is a party relating to the issuance of any Capital Stock of EIBOC. EIBOC owns the Shares, free and clear of all Liens.

               (e) EIBOC will not (i) issue any Capital Stock or permit any of its Capital Stock to be Transferred, (ii) enter into any contract, agreement, commitment, understanding or arrangement of any kind relating to any issuance of Capital Stock of EIBOC or (iii) engage in any trade or business or engage in any other activity other than ownership of the Shares, provided, however, that this subsection 4(e) shall not prohibit any Transfer to any successor trustee of the Capital Stock of EIBOC; provided, that written consent is obtained from JEDI, which consent shall not be unreasonably withheld.

       5. LEGEND ON CERTIFICATES; STOP TRANSFER ORDERS. The parties hereto agree to the placement on certificates representing securities covered by Section 1 or Section 2 of a legend, in the form of Exhibit B attached hereto, indicating that such securities may not be transferred except in accordance with this Agreement and to the entry of a stop transfer order with the transfer agent for such securities against the transfer of such securities except in accordance with this Agreement.


       6. ESCROW OF THE SHARES. On the date of this Agreement, the Shares shall be deposited in escrow with an escrow agent pursuant to an escrow agreement mutually acceptable to EIBOC, the Management Stockholders and JEDI, and the Shares shall be held in such escrow until the earlier of (i) the Transfer of all the Shares in accordance with this Agreement to a Person other than a Management Stockholder or his Family Group, or (ii) the termination of this Agreement pursuant to Section 11(a). Upon termination of this Agreement or if EIBOC, the Management Stockholders and JEDI determine that a proposed Transfer of Shares may be effected in compliance with this Agreement, then EIBOC, the Management Stockholders and JEDI shall promptly send a notice to such escrow agent to release the Shares to EIBOC or the Management Stockholders at the place requested by EIBOC and the Management Stockholders.

         7. ESCROW OF THE EIBOC SHARES. On the date of this Agreement, all of the shares of issued and outstanding Capital Stock of EIBOC (the "EIBOC Shares") shall be deposited in escrow with an escrow agent pursuant to an escrow agreement mutually acceptable to EIBOC, the Management Stockholders and JEDI, and the EIBOC Shares shall be held in such escrow until the earlier of
(i) the Transfer of all of the Shares in accordance with this Agreement to a Person other than a Management Stockholder or his Family Group, or (ii) the termination of this Agreement pursuant to Section 11(a). Upon termination of this Agreement or if EIBOC, the Management Stockholders and JEDI agree that the EIBOC Shares may be Transferred, then EIBOC, the Management Stockholders and JEDI shall promptly send a notice to such escrow agent to release the EIBOC Shares to the Management Stockholders at the place requested by the Management Stockholders.


         8.    PROXY.  EIBOC hereby irrevocably appoints Bruce I. Benn, Ronald
I. Benn, Edward J. Munden and Robert P. Lindsay, collectively, as its attorney-in-fact and proxy, with full power and substitution, to vote and otherwise act (by written consent or otherwise) with respect to the Shares which EIBOC is entitled to vote at any meeting of stockholders (whether annual or special and whether or not an adjourned or postponed meeting) or consent in lieu of any such meeting or otherwise, on all matters. EIBOC ACKNOWLEDGES THAT THIS PROXY IS COUPLED WITH AN INTEREST AND IS IRREVOCABLE AND SHALL NOT BE TERMINATED BY OPERATION OF LAW UPON THE OCCURRENCE OF ANY EVENT.


         9. TRANSFERS IN VIOLATION OF AGREEMENT DEEMED FRAUDULENT. Any Transfer of EIBOC Shares or any Shares contrary to the provisions of this Agreement and any Transfer of any interest of any Stockholder intended to circumvent the restrictions set forth herein or in violation of this Agreement shall be deemed fraudulent and such Transfer shall be void ab initio and of no force and effect.


         10.   MISCELLANEOUS.


               (a) Except as to provisions that, by their terms, terminate earlier, this Agreement shall terminate at the earlier of (i) the fifth anniversary of the date of this Agreement or (ii) such time as JEDI and its Affiliates beneficially own, in the aggregate, Capital Stock of the Company representing less than 10% of the voting power of all then outstanding Voting Securities of the Company.

               (b) This Agreement shall inure to the benefit of and be binding upon the successors and assigns of the parties hereto. Notwithstanding the foregoing, the rights and obligations of the parties hereunder shall not be assignable, except that JEDI's rights and obligations hereunder shall be assigned to an Affiliate of JEDI if and to the extent that such Affiliate becomes the owner of shares of Common Stock or Common Stock Equivalents.

               (c) This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same Agreement.

                 (d) The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

                 (e) The laws of the State of Texas shall govern this Agreement without regard to principles of conflict of laws.

                 (f) Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting or impairing the validity or enforceability of such provision in any other jurisdiction.

                 (g) This Agreement, together with the Purchase Agreement, and the other Basic Documents, is intended by the parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein This Agreement, the Purchase Agreement and the other Basic Documents supersede all prior agreements and understandings between the parties with respect to such subject matter.

                 (h) This Agreement may be amended only by means of a written amendment signed by all of the parties hereto.

                 (i) All notices provided for hereunder shall be given by telecopy (confirmed by overnight delivery), air courier guaranteeing overnight delivery or personal delivery at the following addresses:

                 If to a Management Stockholder, to such Management Stockholder at:

                 Queen Sand Resources, Inc.
                 3500 Oak Lawn, Suite 280, L.B. #31
                 Dallas, Texas 75219-1398
                 Telecopier: (214) 521-9960

                 and

                 Queen Sand Resources, Inc.
                 60 Queen Street, Suite 1400
                 Ottawa, Ontario, Canada K1P 5Y7
                 Telecopier: (613) 230-6055

                 If to JEDI:

                 Joint Energy Development Investments Limited Partnership 1400 Smith Street
                 Houston, Texas 77002-7361
                 Attention: Donna Lowry, Director - 28th Floor
                 Telecopier: (713) 646-3602

                 If to EIBOC:

                 EIBOC Investments Ltd.
                 c/o Company Directors Ltd.
                 P.O. Box 30592
                 S.M.B. Cayside, 2nd Floor
                 Harbour Drive
                 George Town, Grand Cayman
                 Cayman Islands  VW1
                 Telecopier: (345) 949-7926

or to such other address as any such party may designate by notice in the manner provided above. All such notices shall be deemed to have been delivered and received at the time delivered by hand, if personally delivered, when receipt acknowledged, if telecopied, and on the next Business Day, if timely delivered to an air courier guaranteeing overnight delivery.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first written above.

                                 THE MANAGEMENT STOCKHOLDERS


                                 /s/ Edward J. Munden
                                 ---------------------------------------------
                                 Edward J. Munden

                                 /s/ Ronald I. Benn
                                 ---------------------------------------------
                                 Ronald I. Benn

                                 /s/ Bruce I. Benn
                                 ---------------------------------------------
                                 Bruce I. Benn

                                 /s/ Robert P. Lindsay
                                 ---------------------------------------------
                                 Robert P. Lindsay


                                 EIBOC INVESTMENTS LTD.


                                 By: /s/ Robert F. Govaerts
                                    ------------------------------------------
                                 Name:   Robert F. Govaerts
                                 Title:  Director


                                 QUEEN SAND RESOURCES, INC.

                                 By: /s/ Edward J. Munden
                                    ------------------------------------------
                                 Name:   Edward J. Munden
                                 Title:  President and Chief Executive Officer

                                 and

                                 By: /s/ Robert P. Lindsay
                                    ------------------------------------------
                                 Name:   Robert P. Lindsay
                                 Title:  Chief Operating Officer


                                 JOINT ENERGY DEVELOPMENT
                                 INVESTMENTS LIMITED PARTNERSHIP

                                 By:   Enron Capital Management Limited
                                       Partnership, its general partner

                                 By:   Enron Capital Corp., its general partner

                                 By: /s/ Steven M. Emshoff
                                    ------------------------------------------
                                         Steven M. Emshoff
                                         Attorney-in-Fact

                           QUEEN SAND RESOURCES, INC.
                                SPOUSAL CONSENT


           The undersigned spouse of Edward J. Munden executes this Consent and Agreement to acknowledge her joining the Stockholders Agreement (a coy of which is annexed hereto) with respect to her community property interest in the Shares, such term is defined in the Stockholders Agreement.


WITNESS:                                            SPOUSE:


/s/ Witness                                         /s/ Dorothy A. Munden
------------------------                            --------------------------

                           QUEEN SAND RESOURCES, INC.
                                SPOUSAL CONSENT


           The undersigned spouse of Bruce I. Benn executes this Consent and Agreement to acknowledge her joining the Stockholders Agreement (a coy of which is annexed hereto) with respect to her community property interest in the Shares, such term is defined in the Stockholders Agreement.


WITNESS:                                        SPOUSE:


/s/ Witness                                     /s/ Theresa L. Benn
-------------------------                       --------------------------------

                           QUEEN SAND RESOURCES, INC.
                                SPOUSAL CONSENT


           The undersigned spouse of Ronald I Benn executes this Consent and Agreement to acknowledge her joining the Stockholders Agreement (a coy of which is annexed hereto) with respect to her community property interest in the Shares, such term is defined in the Stockholders Agreement.


WITNESS:                                          SPOUSE:


/s/ Witness                                       /s/ Rose L. Benn
-------------------------------                   ------------------------------

                           QUEEN SAND RESOURCES, INC.
                                SPOUSAL CONSENT


           The undersigned spouse of Robert P. Lindsay executes this Consent and Agreement to acknowledge her joining the Stockholders Agreement (a coy of which is annexed hereto) with respect to her community property interest in the Shares, such term is defined in the Stockholders Agreement.


WITNESS:                                        SPOUSE:


/s/ Witness                                     /s/ Theresa Lindsay
-----------------------------                   --------------------------------

                                   EXHIBIT A

                               ADOPTION AGREEMENT

           This Adoption Agreement ("Agreement") is executed by the person or entity named as "Transferee" below pursuant to the terms of the Stockholders' Agreement dated as of March __, 1997 ("Stockholders' Agreement"), relating to Shares of Common Stock, $.0015 per share, of Queen Sand Resources, Inc., a Delaware corporation. Initially capitalized terms used but not otherwise defined herein, shall have the meanings ascribed to them in the Stockholders' Agreement.

           1. Acknowledgment. Transferee acknowledges that Transferee is acquiring certain Shares, or interest therein subject to the terms and conditions of the Stockholders' Agreement.

           2. Agreement. Transferee (a) agrees that Transferee and the Shares acquired by Transferee shall be bound by and subject to the terms of the Stockholders' Agreement and (b) adopts the Stockholders' Agreement with the same force and effect as if Transferee were a "Stockholder" thereunder.

           3. Notice. Any notice required or permitted by the Stockholders' Agreement shall be given to Transferee at the address listed below Transferee's signature.

           4. Joinder. The spouse of Transferee, if applicable, executes this Agreement to acknowledge that it is fair and in such spouse's best interests and to bind such spouse's community interest, if any, in the Shares to the terms of the Stockholders' Agreement.

  This Agreement is executed by Transferee on ______________________________.

TRANSFEREE:                               SPOUSE (if applicable):



--------------------------                --------------------------------------
Signature                                 Signature



--------------------------                --------------------------------------
Print Name                                Print Name



--------------------------

--------------------------
Address


                                          QUEEN SAND RESOURCES, INC.


                                          By:
                                             -----------------------------------
                                                           President

                                   EXHIBIT B


Legend for Stock Certificates:

           "THE SECURITIES REPRESENTED HEREBY ARE SUBJECT TO THE PROVISIONS OF A STOCKHOLDERS' AGREEMENT DATED APRIL _____, 1997 BY AND AMONG EDWARD J. MUNDEN, RONALD I. BENN, BRUCE I. BENN, ROBERT P. LINDSAY, EIBOC INVESTMENTS LTD., QUEEN SAND RESOURCES, INC. AND JOINT ENERGY DEVELOPMENT INVESTMENTS LIMITED PARTNERSHIP AND MAY NOT BE SOLD, TRANSFERRED PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED OF EXCEPT IN ACCORDANCE THEREWITH."